Exhibit 99.1

News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Fourth Quarter, Fiscal Year-End 2003 Results
and Declares $0.05 Quarterly Dividend

CHICAGO, June 26, 2003 – Methode Electronics, Inc. (Nasdaq: METHA) today announced operating results for the fourth quarter and fiscal year ended April 30, 2003.

Fourth Quarter and Year-End Financial Summary

For the fourth quarter fiscal year 2003, Methode reported net sales of $94.1 million and net income of $6.7 million, or $0.18 per share.  This includes a $1.1 million or $0.02 per share gain from the sale of Adam Technologies.  This compares with sales of $85.0 million and net loss of $4.7 million, or $0.13 per share in the prior year.(1)

For the year ended April 30, 2003, Methode reported net sales of $363.1 million and net income of $21.9 million, or $0.60 per share.  This compares with net sales of $319.7 million and net income of $3.8 million, or $0.11 per share.(2)

The weakening of the U.S. Dollar resulted in approximately $0.5 million in foreign currency exchange losses for the quarter, and $2.7 million for the fiscal year, and continues to affect many of the Company’s foreign business units, particularly against the Maltese Lira due to the increased business growth at our Malta facility.

The Board of Directors of Methode Electronics has declared a quarterly dividend of $0.05 per outstanding share of Class A and Class B Common Stock to be paid on July 31, 2003, to shareholders of record at the close of business on July 15, 2003.

William T. Jensen, Chairman, commenting on the year, said, “Against the backdrop of a very challenging global economic environment, we continue to see revenue and profit improvements in our automotive electronics businesses.  Our other electronic businesses still face an eroding market, yet remain cash flow positive.  Despite the challenges faced by Methode during the past fiscal year, we have remained

(1) The fourth quarter fiscal year 2002 included a pre tax restructuring charge of $15.8 million ($0.37 per share), and recognition of foreign investment tax credit resulting in a benefit of $3.7 million ($0.11 per share).

(2) Fiscal year 2002 included a pre tax restructuring charge of $15.8 million ($0.37 per share), a $5.0 million ($0.08 per share) increase in warranty expense, and recognition of foreign investment tax credit resulting in a benefit of $3.7 million ($0.11 per share).

focused on our cost structure, our balance sheet and our long-standing commitment to pay a dividend to our shareholders.”

Donald W. Duda, President, said, “We are pleased that our automotive electronics business showed improvements for the fourth quarter and the full year.  In addition, we have seen increased volume and content delivered from our Malta facility and increased bidding opportunities at General Motors, as well as, European automobile manufacturers.  Regrettably, the telecommunications and computer industries remain depressed.  The continued downward trend in these industries continues to put pressure on our non-automotive business units operating in these markets.”

“It is noteworthy to mention our Automotive Safety Technologies business unit.  Since its acquisition less than two years ago, and during this past fiscal year 2003, they have experienced significant growth.  Also of interest, is our patented torque sensing technology.  Our Magna-Lastic Devices business unit is gaining momentum in its commercial torque-sensing capabilities.  The opportunities being presented range from aerospace to agriculture with solid margins,” Mr. Duda concluded.

On June 10, 2003, Methode filed its definitive proxy for a special meeting to vote upon a proposal to approve a tender offer by Methode to purchase all of the outstanding shares of our Class B common stock.  All eligible Class A common stock shareholders are encouraged to vote.  If you did not receive a proxy and believe you are entitled to vote, please contact our proxy solicitor, Innisfree M&A at 1-888-750-5834.  The Company will hold its special shareholder meeting to vote on this proposal on July 10, 2003, at the company headquarters in Chicago, IL.

Balance Sheet for Period Ending April 30, 2003

Douglas Koman, Vice President, Corporate Finance, commented, “We ended this fiscal year in a strong financial position. For fiscal year 2003, we were able to increase our cash position by $14.4 million, to $64.3 million.  Once again, we achieved greater efficiencies by reducing inventories by $5.0 million to $31.9 million and accounts receivable by $5.8 million to $58.2 million.  Return on equity for the year was 9.0 percent.”

“Throughout our 2004 fiscal year, we will continue to focus on improving profitability through financially conservative cost-effective management, strategic cash management and close attention to our balance sheet,” Mr. Koman concluded.

Business Outlook

Methode is forecasting fiscal 2004 first quarter sales between $75.0 million and $80.0 million and net income of $0.11 to $0.13 per share.  This forecast includes the model year change over and related OEM plant shutdowns that occur each July in the automotive industry.  It also reflects the slowdown in certain OEM production plants earlier this quarter.  For fiscal year 2004, Methode is projecting sales of between $350.0 million and $365.0 million, with net income between $0.63 and $0.68 per share.

Commenting on fiscal year 2004, Mr. Duda indicated, “The lower end of the Company’s full year guidance reflects a further weakening in its non-automotive businesses servicing telecommunication and computer markets.  We must face the real possibility that these markets may not offer Methode the business opportunities necessary to meet our long term growth and profitability objectives.”  Mr. Duda concluded, “Despite these difficult market conditions the Company is projecting improved margins in fiscal 2004.”

Conference Call

As previously announced, the Company will conduct a conference call led by its President, Donald W. Duda, and Vice President, Corporate Finance, Douglas A. Koman, on June 26th, 2003 at 10:00 a.m. Central Daylight Time. You may participate on the conference call by dialing 1-800-547-2432.  Methode also invites you to listen to the webcast of this call by visiting the Company’s website at http://www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. A replay of the call will be available for seven days, by dialing 1-800-642-1687, passcode: 227624.  It will also be available on the Company’s website.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets.  Further information can be found at Methode’s website http://www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated June 26, 2003, containing information on Methode’s fourth quarter and year-end reporting periods for fiscal 2003, and offering guidance for its first quarter and full year reporting periods for fiscal 2004, are forward-looking statements that are subject to certain risks and uncertainties.  The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission.  The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law.

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended April 30,
	2003	2002

Net sales	$94,132	$84,964
Other income	232	481
Cost of products sold	75,707	70,732
Impairment of assets - net	(578)	11,054
Selling and administrative expenses	10,036	13,656
Income (loss) from operations	9,199	(9,997)
Interest, net	300	270
Other income (expense), net	(59)	227
Income (loss) before income taxes	9,440	(9,500)
Income taxes (credit)	2,785	(4,825)
Net income (loss)	6,655	(4,675)
Basic and Diluted Earnings (Loss) per Common Share:	$0.18	$(0.13)
Average Number of Common Shares outstanding:
Basic	36,194	36,043
Diluted	36,366	36,043

	Year Ended April 30,
	2003	2002

Net sales	$363,057	$319,660
Other income	1,022	1,937
Cost of products sold	289,683	268,607
Impairment of assets - net	(578)	11,054
Selling and administrative expenses	41,906	41,682
Income from operations	33,068	254
Interest, net	1,164	1,225
Other income (expense), net	(2,275)	1,126
Income before income taxes	31,957	2,605
Income taxes (credit)	10,085	(1,200)
Net income	21,872	3,805
Basic and Diluted Earnings per Common Share:	$0.60	$0.11
Average Number of Common Shares outstanding:
Basic	36,170	35,897
Diluted	36,397	36,101

Methode Electronics, Inc.

Financial Highlights

(In thousands)

	April 30, 2003	April 30, 2002
	(Unaudited)
Cash	$64,261	$49,902
Accounts receivable - net	58,246	64,061
Inventories	31,936	36,960
Other current assets	21,308	14,494
Total Current Assets	175,751	165,417

Property, plant and equipment - net	82,902	69,988
Goodwill - net	18,077	18,200
Intangible assets - net	25,458	15,013
Other assets	13,286	23,308
Total Assets	$315,474	$291,926

Accounts and notes payable	$24,514	$27,344
Other current liabilities	24,801	22,852
Total current liabilities	49,315	50,196

Other liabilities	11,153	11,891
Shareholders’ equity	255,006	229,839
Total Liabilities and Shareholders’ Equity	$315,474	$291,926